Exhibit 16.14(a)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-14 of AXS Managed Futures Strategy Fund and AXS Chesapeake Strategy Fund, each a separate series of Investment Managers Series Trust II, of our report dated November 29, 2021, relating to our audits of the consolidated financial statements and consolidated financial highlights, which appear in the September 30, 2021 Annual Report to Shareholders, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Questions and Answers,” “Auditors,” “Financial Highlights” and “Appendix D” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

May 11, 2022